Exhibit 99.2

FOR IMMEDIATE RELEASE

Press Release

CDW LLC and CDW Finance Corporation Commence Tender Offer and Consent Solicitation for Outstanding Senior Unsecured Notes due 2015

VERNON HILLS, Ill. – February 2, 2012 — CDW Corporation, a leading provider of technology solutions for business, government, education and healthcare, announced today that its wholly owned subsidiaries CDW LLC and CDW Finance Corporation (together, the “Issuers”) have commenced a cash tender offer and consent solicitation with respect to any and all of their outstanding $49,321,000 aggregate principal amount of 11.00% Senior Exchange Notes due 2015 (the “Senior Cash Pay Notes”) and any and all of their outstanding $79,672,076 aggregate principal amount of 11.50% / 12.25% Senior PIK Election Exchange Notes due 2015 (the “Senior PIK Election Notes,” and together with the Senior Cash Pay Notes, the “Senior Notes”) on the terms and subject to the conditions set forth in the Issuers’ Offer to Purchase and Consent Solicitation Statement, dated February 2, 2012 (the “Offer to Purchase”).

In connection with the tender offer, the Issuers are soliciting consents from the holders of the Senior Notes to certain proposed amendments that would eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing the Senior Notes. The proposed amendments will be set forth in a supplemental indenture that is described in more detail in the Offer to Purchase. The supplemental indenture will not be executed unless and until the Issuers have received consents from holders of at least a majority in outstanding principal amount of the Senior Notes (excluding notes held by the Issuers or any of their affiliates), and the amendments will not become operative unless and until the Issuers have purchased the Senior Notes pursuant to the Offer to Purchase on the early settlement date described below. Holders who tender notes will be deemed to consent to the proposed amendments, and holders who consent will be required to tender their notes.

The tender offer and consent solicitation are subject to customary conditions, including, among others, the receipt of requisite consents to the supplemental indenture and the consummation of a refinancing transaction by the Issuers yielding net proceeds in an amount sufficient to complete their obligations under the tender offer and consent solicitation.

The tender offer will expire at 5:00 p.m., New York City time, on March 2, 2012, unless extended or earlier terminated by the Issuers (such date and time, as the same may be extended or earlier terminated, the “Expiration Date”). The consent solicitation will expire at 5:00 p.m., New York City time, on February 16, 2012, unless extended (such date and time, as the same may be extended, the “Consent Date”).

The total consideration for notes validly tendered before the Consent Date and accepted for payment will be $1,060.00 per $1,000.00 principal amount of Senior Cash Pay Notes and $1,062.50 per $1,000.00 principal amount of Senior PIK Election Notes, both of which include a consent payment of $30.00 per $1,000.00 principal amount of Senior Notes. If the notes are accepted for purchase, the Issuers will pay the applicable total consideration, plus accrued and unpaid interest up to, but not including, the date of payment, on an early settlement date, which is expected to occur promptly after the Consent Date and the satisfaction or waiver of the conditions to the tender offer.

The tender offer consideration for notes validly tendered after the Consent Date but before the Expiration Date and accepted for payment will be $1,030.00 per $1,000.00 principal amount of Senior Cash Pay Notes and $1,032.50 per $1,000.00 principal amount of Senior PIK Election Notes.

If the notes are accepted for purchase, the Issuers will pay the tender offer consideration, plus accrued and unpaid interest up to, but not including, the date of payment, which is expected to occur promptly after the Expiration Date and the satisfaction or waiver of the conditions to the tender offer.

We currently intend to redeem any Senior Notes not tendered in the tender offer and consent solicitation at their current redemption prices, but nothing in this press release should be construed as a notice of redemption with respect to the Senior Notes. The current redemption prices are $1,055.00 per $1,000.00 principal amount of Senior Cash Pay Notes and $1,057.50 per $1,000.00 principal amount of Senior PIK Election Notes.

Notes tendered and related consents may be withdrawn at any time on or prior to the Consent Date. Notes tendered after the Consent Date, but prior to the Expiration Date, may not be withdrawn, except in limited circumstances where withdrawal rights are required by law.

Barclays Capital Inc. is acting as the dealer manager and solicitation agent and D.F. King & Co., Inc. is the information agent and tender agent for the tender offer and consent solicitation. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 290-6429 (toll-free) or (212) 269-5550 (collect). Questions regarding the tender offer or consent solicitation may be directed to Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect).

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell or a solicitation of consents with respect to any securities. The tender offer and consent solicitation are only being made pursuant to the terms of the Offer to Purchase. The tender offer and consent solicitation are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of CDW LLC, CDW Finance Corporation, the dealer manager and solicitation agent, the information agent and tender agent, the trustee or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Senior Notes in the tender offer or deliver their consent to the proposed amendments.

About CDW

CDW is a leading provider of technology solutions for business, government, education and healthcare. CDW features dedicated account managers who help customers choose the right technology products and services to meet their needs. The company’s solution architects offer expertise in designing customized solutions, while its advanced technology engineers assist customers with the implementation and long-term management of those solutions. Areas of focus include software, network communications, notebooks/mobile devices, data storage, video monitors, desktops, printers and solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. CDW was founded in 1984 and employs more than 6,600 coworkers.

Contact:

Collin Kebo

Vice President, Financial Planning

(847) 419-6383

investorrelations@cdw.com